EXHIBIT 99.1






Contact:  Frank Pollare                                 FOR IMMEDIATE RELEASE
          Director, Public Information                  Moved On PR Newswire
          Corporate                                     November 16, 1999
          310.615.1601
          fpollare@csc.com

          Bill Lackey
          Director, Investor Relations
          Corporate
          310.615.1700
          blackey3@csc.com





                  CSC AND NICHOLS RESEARCH FINALIZE MERGER

     EL SEGUNDO, Calif., Nov. 16 -- Computer Sciences Corporation (NYSE: CSC) and Huntsville, Ala.-based Nichols Research Corporation (formerly NASDAQ:
NRES) have completed the merger of the two companies, forging their combined strength in the U.S. defense, consulting and healthcare markets.

     The merger, which will be accounted for as a pooling of interests, was consummated today, after having been approved by Nichols shareholders earlier in the day. Nichols shareholders received 0.423 shares of CSC common stock for each share of Nichols.

     Together, the two companies will go to market as CSC.

     "The real value comes from our compatible cultures, markets and technologies," said Van B. Honeycutt, CSC chairman, president and chief executive officer. "The combination of CSC and Nichols strengthens our already formidable presence in the U.S. federal, healthcare and commercial markets. Additionally, both companies have thrived following the same fundamentals: building a strong reputation for technical excellence, hiring the best people, and performing exceptionally well."

     Nichols is a leading information technology (I/T) services provider with about 80 percent of its revenues coming from the federal government. The company provides

                                 -more-

Computer Sciences Corporation - page 2                       November 16, 199

defense technology services for the Huntsville, Ala.-based Redstone Arsenal, which is the home of several major U.S. Army organizations. It employs about 3,000 people in 30 U.S. locations, with the majority located in Alabama and Georgia. CSC has more than 900 I/T professionals in Huntsville supporting government and commercial customers.

     Computer Sciences Corporation helps clients in industry and government use information technology to achieve strategic and operational objectives. With 54,000 employees in more than 700 offices worldwide, the company tailors solutions from a broad suite of integrated service offerings, including e-business strategies and technologies; management and I/T consulting; systems development and integration; application software; and I/T and business process outsourcing.

     Since its formation in 1959, CSC has been known for its flexibility in its relationships with clients. Through numerous agreements with hardware and software technology firms, the company is able to identify and manage solutions specifically tailored to each client's needs. CSC had revenues of $8.2 billion for the twelve months ended October 1, 1999. Its headquarters are in El Segundo, California. For more information, visit the company's web site at www.csc.com.

                                   -0-


